UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report - December 30, 2002
(Date of earliest event reported)

QUESTAR GAS COMPANY
(Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	1-935 (Commission File No.)	87-0155877 (I.R.S. Employer Identification No.)

P.O. Box 45360, 180 East 100 South Street, Salt Lake City, Utah 84145-0360
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5555

                                  Not Applicable
(Former name or former address, if changed since last report)

          Item 5. Other Events and Regulation FD Disclosure.

          On December 30, 2002, the Public Service Commission of Utah (the "PSCU") issued an order in the general rate case filed by Questar Gas Company (the "Company" or "Questar Gas"). Pursuant to the terms of the PSCU's order, the Company is authorized to increase its annual rates by $11,162,650, which reflects an allowed rate of return on equity of 11.2 percent (compared to the current return on equity of 11 percent). The PSCU also approved a stipulation that had been reached in October dealing with all revenue issues except the cost of common equity and capital structure and reflecting a test year primarily based on calendar year 2002. In addition to resolving revenue issues, the approved stipulation changes the Company's accounting for contributions in aid of construction, provides for the establishment of separate special groups to review cost-allocation/rate-design issues, including a mechanism to deal with declining usage per customer, and demand side management issues and requires Questar Gas to submit service standard reports and participate in a task force to deal with other customer service issues. In its order, the PSCU also approved the Company's capital structure.

          Questar Gas filed the general rate case application on May 3, 2002, seeking an increase of $17.8 million (adjusted from the original $23.0 million request) and a return on equity of 12.60 percent. The Company, in its application, cited the problems associated with "regulatory lag" and urged the PSCU to approve the use of a 2002 test year.

          Concurrently with the general rate case order, the PSCU authorized Questar Gas to reflect decreased gas costs in the annualized amount of $6,468,000 in its rates. The Company filed a pass-through application with the PSCU on December 3, 2002. Questar Gas has filed revised tariff sheets to reflect the net effect of the general rate and pass-through case orders in its rates effective December 30, 2002.

          Item 7.  Financial Statements and Exhibits.

                    (c)   The following exhibit is filed as part of this report.

Exhibit No.	Exhibit

99	Press release dated December 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR GAS COMPANY (Registrant)

December 31, 2002	/s/ Alan K. Allred

Alan K. Allred Executive Vice President and Chief Operating Officer
Exhibit 99
QUESTAR GAS GRANTED RATE RELIEF

SALT LAKE CITY - The Utah Public Service Commission (PSC) today issued an order approving an increase of slightly more than 3% in Questar Gas's general rates effective December 30, 2002. The PSC's action resulted from a rate-increase request filed by the company in May 2002 to reflect the rising costs of keeping pace with record customer growth and to maintain existing service levels.

          The increase -- which totals $11.2 million -- will raise the average monthly bill for the typical residential customer about $2. The PSC also increased the company's allowed rate of return on equity from 11% to 11.2%.

          "Questar Gas's financial underperformance in recent years stems primarily from two factors," said Questar Gas President and CEO Nick Rose. "First, Utah has been the only state in the country that set next year's rates based on last year's conditions. Because average natural gas consumption has been declining at a rate of about 3% per year, Utah's approach resulted in rates that did not allow Questar Gas to recover its costs. We are encouraged that in this case the Commission has agreed to set next year's rates based primarily on year-end 2002 conditions. This will reduce the amount of underrecovery -- so called regulatory lag -- and improve returns.

          "However, the second factor in Questar Gas's poor financial performance is the allowed return on investment," said Rose. "In this rate case we presented compelling evidence that Questar Gas's authorized return is well below the returns that similarly well-run utilities are being allowed to earn in other states.

          "The PSC's decision to increase the company's allowed rate of return to 11.2% is a step in the right direction," Rose continued. "The evidence clearly demonstrated that Questar Gas's returns have not been sufficiently competitive to attract the necessary capital to keep pace with Utah's growth. The PSC's action is an encouraging sign in that it recognizes the importance of a financially viable utility. However, we are disappointed that Questar Gas's allowed returns still remain well below those that other states are allowing similarly well-run utilities to earn. By virtually any measure, Questar Gas is one of the nation's most efficient utilities as evidenced by rates that are among the lowest in the nation.

          "Questar Corporation over the past decade has invested $650 million in Questar Gas, nearly doubling its investment. We've also cut costs and improved productivity. Today, Questar Gas is serving nearly twice as many customers with one-third fewer employees than in 1990. Our customers are clearly benefitting -- Questar Gas's rates are among the lowest in the country. But Questar Corporation in recent years has not been allowed to benefit from its increased investment and cost-cutting efforts. Questar Gas's net income today is about the same as it was in 1990."

          Questar Gas's rates are divided into three parts: the costs of natural gas; the costs of moving the gas to market; and, finally, the costs of providing service to retail customers, which include the new investment necessary to serve a growing number of customers. It is this last part in which the company received an increase. The fluctuating costs of the natural gas itself and moving it to market are passed along to customers after separate rate proceedings usually held twice a year. In its most recent pass-through proceeding the company was granted a 1.1 percent decrease due to lower regional gas and transportation costs. This decrease goes into effect Jan. 1, 2003.

          Questar Gas is a subsidiary of Questar Corp. (NYSE:STR), a $2.9 billion diversified natural gas company headquartered in Salt Lake City. Through subsidiaries, it engages in gas and oil development and production; gas gathering, processing and marketing; interstate gas transmission and storage; retail gas distribution; retail energy services; and information systems and technologies.